Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0432760
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification Number)

222 South Riverside Plaza
Chicago, Illinois 60606
(888) 782-4672
(Address of principal executive offices, including zip code)

2004 Stock Option Plan
(Full title of the plans)

Scott Goodreau, Esq.
General Counsel
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
222 South Riverside Plaza
Chicago, Illinois 60606
(Name and address of agent for service)

(888) 782-4672
(Telephone number, including area code of agent for service)

With a copy to:

William W. Rosenblatt, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5400

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share (1)	price (1)	registration fee

Common Stock, $.01 par value	850,000 shares (2)	$8.43	$7,165,500	$843.38

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h), based upon the average of the high and low prices per share of Specialty Underwriters’ Alliance, Inc.’s common stock, par value $.01 per share, on April 19, 2005, as reported on the Nasdaq National Market.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:	The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) under the Securities Act.

This Registration Statement on Form S-8 of Specialty Underwriters’ Alliance, Inc., a Delaware corporation (the “Registrant”), covers 850,000 shares of the Registrant’s Common Stock (plus any additional shares of Common Stock that may be issued pursuant to the anti-dilution provisions of such plan) issued or reserved for issuance pursuant to the 2004 Stock Option Plan of the Registrant.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents heretofore filed by the Registrant with the Commission are incorporated herein by reference:

(a)	Item 1 of the Registrant’s Registration Statement on Form 8-A, filed August 5, 2004 to register the Registrant’s common stock, par value $.01 per share (the “Common Stock”) pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s current reports on Form 8-K filed on February 10, 2005, February 15, 2005, February 28, 2005, and March 31, 2005; and

(c)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant’s certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), its directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant intends to maintain liability insurance for its officers and directors, if available on reasonable terms. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the Registrant’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for any indemnification.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5	Opinion of Stroock & Stroock & Lavan LLP

23.1	Consent of Stroock & Stroock & Lavan LLP included in Exhibit 5 to this Registration Statement

23.2	Consent of Pricewaterhouse Coopers LLP with respect to Registrant

23.3	Consent of Pricewaterhouse Coopers LLP with respect to Potomac Insurance Company of Illinois

24	Power of Attorney (included on signature page)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on the 20th of April 2005.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
(Registrant)

By:	/s/ Peter E. Jokiel
Name: Peter E. Jokiel
Title: Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that that each of the persons whose names appear below appoints and constitutes Courtney C. Smith and Peter E. Jokiel and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments to the within Registration Statement, including post-effective amendments, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Courtney C. Smith	Chairman of the Board, Chief Executive Officer, President and	April 20, 2005
Courtney C. Smith	Director (principal executive officer)

Signature	Title	Date

/s/ Peter E. Jokiel	Executive Vice President, Chief Financial Officer, Treasurer	April 20, 2005
Peter E. Jokiel	and Director (principal financial officer and principal accounting officer)

/s/ Robert E. Dean	Director	April 20, 2005
Robert E. Dean

/s/ Raymond C. Groth	Director	April 20, 2005
Raymond C. Groth

/s/ Paul A. Philp	Director	April 20, 2005
Paul A. Philp

/s/ Robert H. Whitehead	Director	April 20, 2005
Robert H. Whitehead

/s/ Russell E. Zimmermann	Director	April 20, 2005
Russell E. Zimmermann

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Stroock & Stroock & Lavan LLP

23.1	Consent of Stroock & Stroock & Lavan LLP included in Exhibit 5 to this Registration Statement

23.2	Consent of Pricewaterhouse Coopers LLP with respect to Registrant

23.3	Consent of Pricewaterhouse Coopers LLP with respect to Potomac Insurance Company of Illinois

24	Power of Attorney (included on signature page)